Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of NIC Inc., on Form S-8 (File Number 333-83171) of our report dated May 30, 2014, on our audits of the financial statements of the NIC Inc. 1999 National Information Consortium Employee Stock Purchase Plan as of March 31, 2014 and 2013, and for the years then ended, which report appears in the March 31, 2014 annual report on Form 11-K of the NIC Inc. 1999 National Information Consortium Employee Stock Purchase Plan.

/s/BKD LLP

Kansas City, Missouri
May 30, 2014